Exhibit 10.1
March 1, 2010
Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Re: Benefits
Dear Mr. O’Brien:
     This letter agreement (this “Agreement”) is made as of March 1, 2010, by and between Piper Jaffray Companies (“Piper”) and Brien M. O’Brien (“O’Brien”), in connection with the transactions contemplated by that certain Securities Purchase Agreement, dated as of December 20, 2009, by and among Piper, Piper Jaffray Newco, Inc., Advisory Research Holdings, Inc., a Delaware corporation (the “Company”), O’Brien, TA Associates, Inc. and the other parties signatory thereto (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Purchase Agreement.
     This Agreement sets forth certain employee benefits that Piper agrees to provide, or to cause its subsidiaries to provide, to O’Brien after the Closing Date.
     1.     Fringe Benefits. Consistent with past Company practice, Piper agrees to provide, or to cause its subsidiaries to provide, to O’Brien during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (a) parking expense reimbursement, (b) automobile lease payment reimbursement, (c) reimbursement of insurance premiums for the two insurance policies in O’Brien’s name (policy #______ and policy #______) and (d) reimbursement of club membership dues for three club memberships. The amount of any expenses eligible for reimbursement in any calendar year shall not affect the amount of the expenses eligible for reimbursement in any other calendar year. The reimbursements called for under this subsection shall be made in accordance with the usual reimbursement policies of Piper, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.
     2.     Retiree Medical Coverage. In the event of O’Brien’s termination of employment prior to becoming eligible for benefits under Piper’s retiree medical plan (currently age 55), Piper agrees to provide, or cause its subsidiaries to provide, continued health insurance (medical, dental, vision and prescription drug coverage) to O’Brien on the same terms and conditions (level of benefits, premium cost, etc.) as provided to active employees of Piper and its subsidiaries until such time as O’Brien becomes eligible to participate in Piper’s retiree medical plan, and at which point O’Brien shall be eligible to participate in Piper’s retiree medical plan in accordance with its then terms and conditions. If and to the extent necessary to comply with federal income tax law, O’Brien may be required to recognize imputed income with respect to the value of any such continued health insurance coverage.
     3.     Past Service Credit. Piper agrees to provide, or cause its subsidiaries to provide, O’Brien with credit for years of service at Piper, the Company and Marquette Capital for purposes of determining eligibility for retiree medical benefits under paragraph 2 and for purposes of determining all other compensation and employee benefits to which O’Brien is or becomes entitled.
     4.     Authority. Piper represents to O’Brien that Piper has full authority to enter into this Agreement and that this Agreement shall be binding and enforceable against Piper. O’Brien represents to Piper that O’Brien has full authority to enter into this Agreement and that this Agreement shall be binding and enforceable against O’Brien.
     5.     At-Will Employment. O’Brien’s employment with Piper is not for any fixed term or duration. Piper may terminate O’Brien’s employment with Piper at any time and for any reason, with or without cause. O’Brien may terminate O’Brien’s employment with Piper for any reason at any time. Nothing in this Agreement is intended to alter this at-will employment relationship, and such at-will employment relationship may not be modified except by an express written agreement signed by an officer of Piper and O’Brien.
     6.     Required Disclosures. O’Brien expressly acknowledges and agrees that this Agreement will be disclosed as an exhibit to Piper’s Form 10-K.
     7.     Miscellaneous. This Agreement (a) shall be construed in accordance with the internal laws (but not the laws of conflicts) of the State of Delaware, (b) may be executed in multiple counterparts (including by facsimile or pdf or other electronic transmission), each of which shall be considered an original and all of which taken together shall constitute one and the same original Agreement, (c) may not be assigned by any party hereto except with the prior written consent of the other parties hereto, (d) is for the benefit only of the parties hereto and may not be enforced by any other person or entity, and (e) may be amended only by a written instrument executed by the parties hereto. No waiver of any rights under this Agreement shall be effective against any party to this Agreement unless set forth in a written instrument executed by such party. The parties agree that this Agreement was drafted by the parties hereto and the result of negotiation between sophisticated parties (each having received separate legal advice) and no rule of construction shall be applied against any party.
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Sincerely,

PIPER JAFFRAY COMPANIES

By: /s/ Andrew S. Duff

Name: Andrew S. Duff

Its: Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Brien M. O’Brien Brien M. O’Brien
Signature Page to Letter Agreement